UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

tel(x) Agreements

On November 20, 2006, we entered into lease agreements, effective as of December 1, 2006, with affiliates of The tel(x) Group, Inc., or tel(x), under which the tel(x) affiliates will lease meet-me-room premises in certain buildings owned by us or our affiliates in order to provide meet-me-room services to the tenants of such buildings. Under the terms of each lease agreement, the tel(x) affiliate party thereto will be the exclusive meet-me-room services provider for the building covered by such lease. tel(x) and its affiliates will lease and operate meet-me-room facilities in the following Digital Realty Trust properties:

•	300 Boulevard East, Weehawken, NJ

•	113 North Myers Street, Charlotte, NC

•	36 NE 2nd Street, Miami, FL

•	350 East Cermak Road, Chicago, IL

•	600 South Federal, Chicago, IL

•	2323 Bryan Street, Dallas, TX

•	200 Paul Avenue, San Francisco, CA

•	600 West 7th Street, Los Angeles, CA

•	1100 Space Park Drive, Santa Clara, CA

•	120 East Van Buren Street, Phoenix, CA.

The potential aggregate rentable area of meet-me-room premises in the above-listed properties is 87,501 rentable square feet.

In connection with the lease agreements, our operating subsidiary, Digital Realty Trust, L.P., or the OP, and certain of our affiliates, or together with the OP, DLR Parties, entered into an operating agreement with tel(x) and certain of its affiliates, or tel(x) Parties, effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, the tel(x) Parties have a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by a DLR Party or any buildings currently owned by a DLR Party that are converted into a meet-me-room building.

The DLR Parties and tel(x) Parties also entered into a referral agreement, effective as of December 1, 2006, with respect to referral fees arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Pursuant to a stock option agreement, effective as of November 20, 2006, by and between tel(x) and the OP, the OP has an option to purchase approximately ten percent of tel(x).

tel(x) is a subsidiary of GI Partners Fund II, L.P., or GI Partners II, and an affiliated entity. Richard Magnuson, our executive chairman, is a minority investor in GI Partners II and is a partner of the manager of GI Partners II. The transactions with tel(x) were approved by the non-management members of our board of directors.

On November 27, 2006, we issued a press release announcing the agreements with tel(x) described in Item 8.01. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Supplemental United States Federal Income Tax Considerations

This discussion of supplemental United States federal income tax considerations is a supplement to, and is intended to be read together with, the discussion of “United States Federal Income Tax Considerations” set forth in our Registration Statement on Form S-3 (No. 333-129688) and the discussion of “United States Federal Income Tax Considerations Related To Our REIT Election” set forth in our Registration Statement on Form S-3 (No. 333-132980), each as previously supplemented by the discussion of “United States Federal Income Tax Considerations for Holders of Our Common Stock” set forth in our Current Report on Form 8-K filed on May 23, 2006. The qualifications and limitations set forth in such discussions are applicable to this discussion.

In the above-described Current Report on Form 8-K under the heading “United States Federal Income Tax Considerations for Holders of our Common Stock—Taxation of Non-U.S. Stockholders—Sale of Our Common Stock,” the following text should be added at the end of the second paragraph -

“In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire or is deemed to acquire, other shares of our common stock within 30 days after such ex-dividend date.”

The last paragraph in the above-described Current Report on Form 8-K under the caption “United States Federal Income Tax Considerations for Holders of our Common Stock—Taxation of Non-U.S. Stockholders—Sale of Our Common Stock” should be revised to read as follows:

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and, if our common stock is not “regularly traded” on an established securities market, the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills General Counsel and Assistant Secretary

Date: November 27, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 27, 2006.